As filed with the Securities and Exchange Commission on July 14, 2008	Registration No. 333-106376

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S.B. Holding Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-3197969

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Dutch Hill Road Orangeburg, New York 10962

(Address, including Zip Code, of Principal Executive Offices)

U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions)

Union State Bank Key Employees’ Supplemental Investment Plan

(Full title of the Plan)

Daniel R. Stolzer, Esq. Deputy General Counsel KeyCorp 127 Public Square Cleveland, Ohio 44114 (216) 689-6300

(Name and Address, including Telephone Number and Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum Offering	Proposed Maximum	Amount of
Title of Securities to be Registered	Amount to be Registered	Price Per Share	Aggregate Offering Price	Registration Fee (1)
Common Stock, $0.01 par value	N/A	N/A	N/A	N/A

(1) Fee previously paid.

TERMINATION OF REGISTRATION
     Pursuant to Registration Statement No. 333-106376 on Form S-8 (the “Registration Statement”), U.S.B. Holding Co., Inc., a Delaware corporation (“USB”), registered 300,000 shares of its Common Stock, par value $0.01 per share (“USB Common Stock”), to be offered pursuant to the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions) and the Union State Bank Key Employees’ Supplemental Investment Plan.
     KeyCorp, an Ohio corporation, and USB entered into an Agreement and Plan of Merger dated July 26, 2007 and an Amended and Restated Agreement and Plan of Merger dated October 22, 2007 (the “Merger Agreement”) pursuant to which USB would be acquired by KeyCorp (the “Merger”) with KeyCorp as the surviving entity (the “Registrant”). The Merger became effective on January 1, 2008 (the “Effective Date”). Under the terms of the Merger Agreement, each outstanding share of USB Common Stock was converted on the Effective Date into the right to receive 0.455 KeyCorp common shares and $8.925 in cash. As a result of the Merger, the Registrant terminated at the Effective Time all offerings of USB Common Stock under existing registration statements, including the Registration Statement.
     In accordance with an undertaking made in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of USB Common Stock and plan interests registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on July 14, 2008.

U.S.B. HOLDING CO., INC.

By: KEYCORP, as successor to U.S.B. HOLDING CO., INC.

By:	/s/ Daniel R. Stolzer

Name:	Daniel R. Stolzer
Title:	Vice President and Deputy General Counsel